Exhibit 99.1

News Release

Amkor Technology Names Robert Morse to Board of Directors

CHANDLER, Ariz., February 7, 2013 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that Robert Morse has been appointed as a new member of the Company’s Board of Directors. With this appointment, Amkor’s Board has been expanded to eight members.

“We are delighted to welcome Bob to Amkor’s Board,” said James Kim, Amkor’s executive chairman of the board of directors. “With more than 30 years of experience in investment and commercial banking, as well as investment fund management in the U.S. and Asia, he will be a valuable addition to our team.”

Mr. Morse is currently serving as Chairman of Bridge Investment Group Partners and its affiliates, a real estate fund manager, and as Chairman and CEO of PMC Partners, a private equity firm. Prior to that, Mr. Morse served in various positions with Citi and Salomon Smith Barney since the 1980s, including CEO of Citi’s Asia Institutional Client Group and Global Head of Investment Banking. Mr. Morse is a graduate of Yale University, the Harvard Graduate School of Business and the Harvard Law School.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

Contacts

Amkor Technology, Inc.

Greg Johnson

Senior Director, Corporate Communications

480-786-7594

greg.johnson@amkor.com